UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported)

November 29, 2016

LEXMARK INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-14050	06-1308215
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation or organization)		Identification No.)

One Lexmark Centre Drive
740 West New Circle Road
Lexington, Kentucky 40550
(Address of principal executive offices)(Zip Code)

(859) 232-2000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On November 29, 2016, as previously reported, pursuant to the terms of the Agreement and Plan of Merger dated as of April 19, 2016 (the “Merger Agreement”), by and among Ninestar Holdings Company Limited, a Cayman Islands exempted limited liability company (“Holdings”), Ninestar Group Company Limited, a Cayman Islands exempted limited liability company and a wholly owned subsidiary of Holdings (“Parent”), Ninestar Lexmark Company Limited, a Delaware corporation and an indirectly wholly owned subsidiary of Parent (“Merger Sub”), Lexmark International, Inc. (the “Company”) and (solely for purposes of Article 4, Section 5.12, Section 5.16, Section 7.2 and Article 8 of the Merger Agreement) Apex Technology Co., Ltd., a company organized under the laws of the People’s Republic of China (“Apex”), Merger Sub was merged with and into the Company, with the Company being the surviving corporation (the “Merger”).

Following the effective time of the Merger, each of Paul A. Rooke, Chairman and Chief Executive Officer; Martin S. Canning, Executive Vice President and President of Imaging Solutions and Services; Ronaldo M. Foresti, Vice President, Asia Pacific and Latin America; and Jeri L. Isbell, Vice President of Human Resources, stepped down as officers of the Company.  Immediately following the effective time of the Merger, David Reeder, Vice President and Chief Financial Officer, was reappointed as the Company’s President and Chief Executive Officer.  Mr. Reeder will also serve as the acting Chief Financial Officer, until his successor is hired. In addition, Mr. Brock Saladin was appointed as Senior Vice President and Chief Revenue Officer; Ms. Sharon Votaw was appointed as Senior Vice President and Chief Human Resources Officer and Ms. Leanne Cropper was appointed as Vice President and Chief Accounting Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lexmark International, Inc.
(Registrant)

December 2, 2016	By:	/s/ Robert J. Patton
Robert J. Patton
Vice President, General Counsel and Secretary